Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Tom Steinbauer

Senior Vice President, Chief Financial Officer

Ameristar Casinos, Inc.

702-567-7000

Ameristar Casinos reports record 4Q and full-year 2011 results

  4Q and Full-Year Records Set for Adjusted EBITDA and Adjusted EBITDA Margin

  4Q Net Revenues Increased $2.1 Million (0.7%) YOY to $296.2 Million

  4Q Adjusted EBITDA Improved $6.7 Million (8.7%) YOY to $84.3 Million

  4Q Adjusted EBITDA Margin Improved 2.0 Percentage Points YOY to 28.4%

  4Q Adjusted EPS Improved by $0.02 YOY to $0.21

LAS VEGAS, Wednesday, Feb. 1, 2012 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the fourth quarter and year ended Dec. 31, 2011.

“Ameristar’s fourth quarter financial performance capped off a record-breaking year that was driven by our consistent delivery of a superior guest experience, focus on cost management and effective marketing,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer.  “On an annual basis, we broke the prior Adjusted EBITDA record by $18.6 million on the strength of a 30.1% consolidated Adjusted EBITDA margin that set a new record by 1.6 percentage points.  Our ability to generate significant free cash flow has allowed us to make substantial debt repayments, increase our quarterly dividend and opportunistically repurchase shares and pursue growth.”

Please refer to the tables beginning on page 11 of this release for the reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS reported throughout this release.  Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

Fourth Quarter 2011 Results

Consolidated net revenues for the fourth quarter improved year over year by $2.1 million, or 0.7%, to $296.2 million, aided by promotional efficiencies and better weather conditions at most properties during late December in 2011 than in 2010. Consolidated promotional allowances decreased $1.7 million (2.5%) from the prior-year fourth quarter.  Promotional costs were reduced as a percentage of gross gaming revenues, from 23.1% in the fourth quarter of 2010 to 22.5% in the fourth quarter of 2011. Council Bluffs, with net revenue growth of 6.1%, also benefited from market share growth and overall market strength.  Other properties with year-over-year net revenue growth were Jackpot (8.0%) and Vicksburg (4.1%).  East Chicago had a 2.6% year-over-year decline in net revenues that was mostly attributable to a new competitor in Des Plaines, Illinois, partially offset by market share growth in the more immediate Northwest Indiana market.

For the fourth quarter of 2011, growth in consolidated Adjusted EBITDA outpaced the growth in net revenues by more than three times, with a $6.7 million, or 8.7%, increase over the prior-year quarter, to $84.3 million.  Six of our properties generated improved Adjusted EBITDA on a year-over-year basis, led by Jackpot (52.8%), Black Hawk (15.7%) and Council Bluffs (14.6%).  Five properties set fourth quarter Adjusted EBITDA records, including our two Missouri properties.  Both Kansas City and St. Charles, which are our two largest Adjusted EBITDA contributors, continued their streaks of year-over-year quarterly Adjusted EBITDA improvement to six quarters and five quarters, respectively.

Consolidated Adjusted EBITDA margin improved from 26.4% in the fourth quarter of 2010 to 28.4% in the current-year fourth quarter.  The application of our efficient operating model contributed to year-over-year improvement in the Adjusted EBITDA margin at all of our properties.  Notably, Jackpot and Black Hawk delivered Adjusted EBITDA margin improvements of 8.4 percentage points and 5.3 percentage points, respectively.  We generated operating income of $44.1 million in the fourth quarter of 2011, compared to $44.6 million in the same period in 2010.  The decline in operating income from the 2010 fourth quarter was mostly attributable to an $8.6 million increase in non-cash stock-based compensation expense, resulting from equity award modifications that accelerated the recognition of the expense.

For the quarter ended December 31, 2011, we reported net income of $7.4 million, compared to net income of $10.9 million for the same period in 2010.  The year-over-year decline in net income was mostly attributable to the increase in non-cash stock-based compensation expense.  Our Adjusted EPS of $0.21 for the quarter ended December 31, 2011 represents an increase of $0.02 over Adjusted EPS for the 2010 fourth quarter.  Fourth quarter 2011 Adjusted EPS was favorably impacted by the reduction from the prior-year fourth quarter of approximately 25.4 million weighted-average number of diluted shares.

Full Year 2011 Results

Consolidated net revenues for fiscal year 2011 were $1.21 billion, a $25.2 million (2.1%) increase from $1.19 billion in 2010. A 2.9 percentage point improvement in the Adjusted EBITDA margin from 27.2% in 2010 to a record 30.1% in 2011 fueled a $41.6 million (12.9%) year-over-year increase in Adjusted EBITDA, reflecting a flow-through rate of 165% and establishing a new Adjusted EBITDA record of $365.1 million.

Every property improved year-over-year in all our key financial metrics — net revenues, Adjusted EBITDA and Adjusted EBITDA margin — with the exception of net revenues at Jackpot, which were essentially flat.  We believe the record-breaking financial performance in 2011 was mostly attributable to our high quality guest experience, our detailed attention to cost containment and effective marketing.

For the full year, consolidated net income decreased from $8.6 million in 2010 to $6.8 million in 2011.  A pre-tax loss on early retirement of debt of $85.3 million ($55.1 million on an after-tax basis) adversely impacted 2011, while an East Chicago impairment charge negatively impacted 2010 by $33.2 million on an after-tax basis.

Adjusted EPS was $1.74 for the year ended December 31, 2011, compared to $0.73 for 2010.  Adjusted EPS for 2011 was favorably impacted by the reduction from 2010 of approximately 17.7 million weighted-average number of diluted shares outstanding.  The increase in Adjusted EPS from the prior year was also attributable to efficient revenue flow-through and decreased interest expense resulting from the termination of our interest rate swap agreements in July 2010 and the lower interest rates achieved through our April 2011 debt refinancing.

Additional Financial Information

Debt.  At December 31, 2011, the face amount of our outstanding debt was $1.93 billion, an increase of $394.2 million from December 31, 2010.  The increase in debt was attributable to the April share repurchase and refinancing, partially offset by approximately $194.3 million in 2011 debt repayments, equaling one-third of the incremental debt from the April transactions.  After taking into consideration $11.8 million in fourth-quarter net repayments, we have $257.0 million available for borrowing under the revolving credit facility.  At December 31, 2011, our Total Net Leverage Ratio (as defined in the senior credit facility) was required to be no more than 7.00:1.  As of that date, our Total Net Leverage Ratio was 5.04:1, representing significant improvement over our pro forma Total Net Leverage Ratio as of March 31, 2011 of 5.95:1, which gives effect to our debt refinancing.

Capital Expenditures.  For the fourth quarters of 2011 and 2010, capital expenditures were $36.5 million and $19.8 million, respectively.  The fourth quarter 2011 capital expenditures included a $9.3 million settlement payment to the general contractor for our St. Charles hotel construction project completed in 2008.  For the years ended December 31, 2011 and 2010, capital expenditures were $82.6 million and $58.4 million, respectively.

Stock Repurchase Program.  On September 15, 2011, our Board of Directors approved the repurchase of up to $75 million of Ameristar common stock through September 30, 2014.  During the fourth quarter of 2011, we repurchased approximately 0.2 million shares of common stock at a total cost of approximately $2.4 million under the stock repurchase program.  During 2011, we repurchased approximately 0.3 million shares of common stock, or 1% of our outstanding stock, under the program at an average price of $16.23 per share, for a total cost of $5.2 million.

Dividend.  During the fourth quarter of 2011, our Board of Directors declared a cash dividend of $0.105 per share, which we paid on December 15, 2011.  On January 27, 2012, the Board declared a cash dividend of $0.125 per share, payable on March 15, 2012.

Outlook

In the first quarter of 2012, we currently expect:

•                  depreciation to range from $26.5 million to $27.5 million.

•                  interest expense, net of capitalized interest, to be between $26.5 million and $27.5 million, including non-cash interest expense of approximately $1.4 million.

•                  the combined state and federal income tax rate to be in the range of 43% to 44%.

•                  capital spending of $31 million to $36 million, including a $16 million Massachusetts land purchase.

•                  non-cash stock-based compensation expense of $4.5 million to $5.0 million.

•                  corporate expense, excluding corporate’s portion of non-cash stock-based compensation expense, to be between $12.5 million and $13.0 million.

For the full year 2012, we currently expect:

•                  depreciation to range from $105 million to $110 million.

•                  interest expense, net of capitalized interest, to be between $103.5 million and $108.5 million, including non-cash interest expense of approximately $5.5 million.

•                  the combined state and federal income tax rate to be in the range of 43% to 44%.

•                  capital spending of $85 million to $90 million, including the Massachusetts land purchase.

•                  non-cash stock-based compensation expense of $14.8 million to $15.8 million.

•                  corporate expense, excluding corporate’s portion of non-cash stock-based compensation expense, to be between $52.0 million to $53.0 million.

Conference Call Information

We will hold a conference call to discuss our fourth quarter and full year results on Wednesday, February 1, 2012 at 11 a.m. EST.  The call may be accessed live by dialing toll-free 888-490-2762 domestically, or 719-325-2448, and referencing pass code number 9990471.  Conference call participants are requested to dial in at least five minutes early to ensure a prompt start.  Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our website — www.ameristar.com — by clicking on “About Us/Investor Relations” and selecting the “Webcasts and Events” link.  A copy of the slides will be available in the corresponding “Earnings Releases” section one-half hour before the conference call.  In addition, the call will be recorded and can be replayed from 2 p.m. EST, February 1, 2012, until 11:59 p.m. EST, February 15, 2012.  To listen to the replay, call toll-free 888-203-1112 domestically, or 719-457-0820, and reference the pass code number above.

Forward-Looking Information

This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management.  Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements.  It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct.  For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

About Ameristar

Ameristar Casinos is an innovative casino gaming company featuring the newest and most popular slot machines.  Our 7,500 dedicated team members pride themselves on delivering consistently friendly and appreciative service to our guests.  We continuously strive to increase the loyalty of our guests through the quality of our slot machines, table games, hotel, dining and other leisure offerings.  Our eight casino hotel properties primarily serve guests from Colorado, Idaho, Illinois, Indiana, Iowa, Kansas, Louisiana, Mississippi, Missouri, Nebraska and Nevada.  We have been a public company since 1993, and our stock is traded on the Nasdaq Global Select Market.  We generate more than $1 billion in net revenues annually.

Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
REVENUES:
Casino	$305,040	$305,061	$1,248,616	$1,247,034
Food and beverage	34,067	33,475	138,192	134,854
Rooms	18,842	19,168	77,870	79,403
Other	6,954	6,878	28,905	30,559
	364,903	364,582	1,493,583	1,491,850
Less: promotional allowances	(68,741)	(70,489)	(279,077)	(302,568)
Net revenues	296,162	294,093	1,214,506	1,189,282

OPERATING EXPENSES:
Casino	132,895	136,762	537,094	544,001
Food and beverage	15,207	16,648	59,467	64,451
Rooms	3,928	3,808	14,904	17,591
Other	2,608	2,739	10,519	12,419
Selling, general and administrative	69,808	61,705	259,151	244,964
Depreciation and amortization	27,264	27,249	105,922	109,070
Impairment of goodwill	—	—	—	21,438
Impairment of other intangible assets	—	—	—	34,791
Impairment of fixed assets	245	220	245	224
Net loss (gain) on disposition of assets	79	350	(45)	255
Total operating expenses	252,034	249,481	987,257	1,049,204

Income from operations	44,128	44,612	227,249	140,078

OTHER INCOME (EXPENSE):
Interest income	12	114	15	452
Interest expense, net of capitalized interest	(27,090)	(24,668)	(106,623)	(121,233)
Loss on early retirement of debt	—	—	(85,311)	—
Other	508	808	(784)	1,463

INCOME BEFORE INCOME TAX PROVISION	17,558	20,866	34,546	20,760
Income tax provision	10,179	9,945	27,752	12,130
NET INCOME	$7,379	$10,921	$6,794	$8,630

EARNINGS PER SHARE:
Basic	$0.23	$0.19	$0.17	$0.15
Diluted	$0.22	$0.18	$0.17	$0.15

CASH DIVIDENDS DECLARED PER SHARE	$0.11	$0.11	$0.42	$0.42

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	32,681	58,253	40,242	58,025
Diluted	34,014	59,458	41,136	58,818

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands)

(Unaudited)

	December 31, 2011		December 31, 2010
Balance sheet data
Cash and cash equivalents	$85,719		$71,186
Total assets	$2,012,039		$2,061,542
Total debt, net of discounts of $8,258 and $10,315	$1,926,064		$1,529,798
Stockholders’ (deficit) equity	$(90,578)		$351,020

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Consolidated cash flow information
Net cash provided by operating activities	$44,070	$41,750	$253,349	$218,827
Net cash used in investing activities	$(33,608)	$(24,898)	$(52,283)	$(70,006)
Net cash used in financing activities	$(16,658)	$(32,935)	$(186,533)	$(174,128)

Net revenues
Ameristar St. Charles	$66,129	$66,560	$269,759	$267,139
Ameristar Kansas City	55,939	56,430	226,054	223,404
Ameristar Council Bluffs	40,675	38,328	164,523	154,468
Ameristar Black Hawk	38,143	38,291	153,203	152,254
Ameristar Vicksburg	28,133	27,028	118,094	114,516
Ameristar East Chicago	52,773	54,156	221,893	216,514
Jackpot Properties	14,370	13,300	60,980	60,987
Consolidated net revenues	$296,162	$294,093	$1,214,506	$1,189,282

Operating income (loss)
Ameristar St. Charles	$14,347	$14,660	$68,908	$59,658
Ameristar Kansas City	15,268	14,855	66,088	59,134
Ameristar Council Bluffs	13,977	10,883	57,962	47,027
Ameristar Black Hawk	9,877	7,598	37,562	33,060
Ameristar Vicksburg	7,923	7,071	38,365	33,528
Ameristar East Chicago	3,920	4,366	22,445	(41,874)
Jackpot Properties	2,419	1,238	13,642	11,526
Corporate and other	(23,603)	(16,059)	(77,723)	(61,981)
Consolidated operating income	$44,128	$44,612	$227,249	$140,078

Adjusted EBITDA
Ameristar St. Charles	$22,333	$21,566	$96,885	$86,561
Ameristar Kansas City	19,195	18,712	81,448	74,209
Ameristar Council Bluffs	15,671	13,670	66,182	58,012
Ameristar Black Hawk	14,518	12,548	56,009	53,018
Ameristar Vicksburg	11,773	10,787	53,361	48,709
Ameristar East Chicago	8,477	8,527	39,921	30,405
Jackpot Properties	4,119	2,696	19,507	17,343
Corporate and other	(11,834)	(10,976)	(48,177)	(44,764)
Consolidated Adjusted EBITDA	$84,252	$77,530	$365,136	$323,493

AMERISTAR CASINOS, INC. AND SUBSIDIARIES

SUMMARY CONSOLIDATED FINANCIAL DATA - CONTINUED

(Dollars in Thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Operating income (loss) margins (1)
Ameristar St. Charles	21.7%	22.0%	25.5%	22.3%
Ameristar Kansas City	27.3%	26.3%	29.2%	26.5%
Ameristar Council Bluffs	34.4%	28.4%	35.2%	30.4%
Ameristar Black Hawk	25.9%	19.8%	24.5%	21.7%
Ameristar Vicksburg	28.2%	26.2%	32.5%	29.3%
Ameristar East Chicago	7.4%	8.1%	10.1%	-19.3%
Jackpot Properties	16.8%	9.3%	22.4%	18.9%
Consolidated operating income margin	14.9%	15.2%	18.7%	11.8%

Adjusted EBITDA margins (2)
Ameristar St. Charles	33.8%	32.4%	35.9%	32.4%
Ameristar Kansas City	34.3%	33.2%	36.0%	33.2%
Ameristar Council Bluffs	38.5%	35.7%	40.2%	37.6%
Ameristar Black Hawk	38.1%	32.8%	36.6%	34.8%
Ameristar Vicksburg	41.8%	39.9%	45.2%	42.5%
Ameristar East Chicago	16.1%	15.7%	18.0%	14.0%
Jackpot Properties	28.7%	20.3%	32.0%	28.4%
Consolidated Adjusted EBITDA margin	28.4%	26.4%	30.1%	27.2%

(1)          Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(2)          Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following tables set forth reconciliations of operating income (loss), a GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure.

Three Months Ended December 31, 2011

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Net River Flooding (Reimbursements) Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$14,347	$7,468	$(10)	$528	$—	$—	$22,333
Ameristar Kansas City	15,268	3,700	—	227	—	—	19,195
Ameristar Council Bluffs	13,977	1,885	—	303	—	(494)	15,671
Ameristar Black Hawk	9,877	4,401	—	240	—	—	14,518
Ameristar Vicksburg	7,923	3,546	—	303	—	1	11,773
Ameristar East Chicago	3,920	4,337	89	131	—	—	8,477
Jackpot Properties	2,419	1,283	—	417	—	—	4,119
Corporate and other	(23,603)	644	245	10,186	694	—	(11,834)
Consolidated	$44,128	$27,264	$324	$12,335	$694	$(493)	$84,252

Three Months Ended December 31, 2010

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non-Operational Professional Fees	Adjusted EBITDA
Ameristar St. Charles	$14,660	$6,516	$229	$161	$—	$—	$21,566
Ameristar Kansas City	14,855	3,704	41	112	—	—	18,712
Ameristar Council Bluffs	10,883	2,663	10	114	—	—	13,670
Ameristar Black Hawk	7,598	4,826	—	124	—	—	12,548
Ameristar Vicksburg	7,071	3,522	2	192	—	—	10,787
Ameristar East Chicago	4,366	4,033	1	127	—	—	8,527
Jackpot Properties	1,238	1,260	75	123	—	—	2,696
Corporate and other	(16,059)	725	212	2,776	884	486	(10,976)
Consolidated	$44,612	$27,249	$570	$3,729	$884	$486	$77,530

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results.  This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2) River flooding expenses are net of insurance reimbursements and represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA - CONTINUED

(Dollars in Thousands) (Unaudited)

Year Ended December 31, 2011

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non- Operational Professional Fees	Net River Flooding Expenses (2)	Adjusted EBITDA
Ameristar St. Charles	$68,908	$26,922	$(6)	$1,052	$—	$—	$9	$96,885
Ameristar Kansas City	66,088	14,855	(80)	585	—	—	—	81,448
Ameristar Council Bluffs	57,962	7,542	(105)	670	—	—	113	66,182
Ameristar Black Hawk	37,562	17,834	(21)	634	—	—	—	56,009
Ameristar Vicksburg	38,365	13,997	(1)	750	—	—	250	53,361
Ameristar East Chicago	22,445	16,854	156	466	—	—	—	39,921
Jackpot Properties	13,642	5,068	13	784	—	—	—	19,507
Corporate and other	(77,723)	2,850	244	19,404	75	6,973	—	(48,177)
Consolidated	$227,249	$105,922	$200	$24,345	$75	$6,973	$372	$365,136

Year Ended December 31, 2010

	Operating Income (Loss)	Depreciation and Amortization	Impairment Loss and (Gain) Loss on Disposition of Assets	Stock-Based Compensation	Deferred Compensation Plan Expense (1)	Non- Operational Professional Fees	Adjusted EBITDA
Ameristar St. Charles	$59,658	$25,902	$319	$682	$—	$—	$86,561
Ameristar Kansas City	59,134	14,548	(7)	534	—	—	74,209
Ameristar Council Bluffs	47,027	10,513	9	463	—	—	58,012
Ameristar Black Hawk	33,060	19,478	(31)	511	—	—	53,018
Ameristar Vicksburg	33,528	14,545	15	621	—	—	48,709
Ameristar East Chicago	(41,874)	15,880	56,035	364	—	—	30,405
Jackpot Properties	11,526	5,185	154	478	—	—	17,343
Corporate and other	(61,981)	3,019	214	10,672	1,779	1,533	(44,764)
Consolidated	$140,078	$109,070	$56,708	$14,325	$1,779	$1,533	$323,493

(1) Deferred compensation plan expense represents the change in the Company’s non-cash liability based on plan participant investment results. This expense is included in selling, general and administrative expenses in the condensed consolidated statements of operations.

(2) River flooding expenses are net of insurance reimbursements and represent non-capitalizable costs incurred to reduce exposure to significant property damage from extraordinary flood levels, as well as required flood cleanup costs.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Dollars in Thousands) (Unaudited)

The following table sets forth a reconciliation of consolidated net income, a GAAP financial measure, to consolidated Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income	$7,379	$10,921	$6,794	$8,630
Income tax provision	10,179	9,945	27,752	12,130
Interest expense, net of capitalized interest	27,090	24,668	106,623	121,233
Interest income	(12)	(114)	(15)	(452)
Other	(508)	(808)	784	(1,463)
Net loss (gain) on disposition of assets	79	350	(45)	255
Impairment of goodwill	—	—	—	21,438
Impairment of other intangible assets	—	—	—	34,791
Impairment of fixed assets	245	220	245	224
Depreciation and amortization	27,264	27,249	105,922	109,070
Stock-based compensation	12,335	3,729	24,345	14,325
Deferred compensation plan expense	694	884	75	1,779
Loss on early retirement of debt	—	—	85,311	—
Non-operational professional fees	—	486	6,973	1,533
Net river flooding (reimbursements) expenses	(493)	—	372	—
Adjusted EBITDA	$84,252	$77,530	$365,136	$323,493

RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS

(Shares in Thousands) (Unaudited)

The following table sets forth a reconciliation of diluted earnings per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Diluted earnings per share (EPS)	$0.22	$0.18	$0.17	$0.15
Loss on early retirement of debt	—	—	1.34	—
Non-operational professional fees	—	0.01	0.14	0.02
Non-cash tax provision impact from change in Indiana state tax rate	—	—	0.08	—
Net river flooding (reimbursements) expenses	(0.01)	—	0.01	—
Impairment loss on East Chicago intangible assets	—	—	—	0.56
Adjusted diluted earnings per share (Adjusted EPS)	$0.21	$0.19	$1.74	$0.73

Weighted-average diluted shares outstanding used in calculating Adjusted EPS	34,014	59,458	41,136	58,818

Use of Non-GAAP Financial Measures

Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures.  We believe our presentation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS are important supplemental measures of operating performance to investors.  The following discussion defines these terms and explains why we believe they are useful measures of our performance.

Adjusted EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions, income taxes and certain non-cash and non-recurring items and facilitates comparisons between us and our competitors.

Adjusted EBITDA is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees.  Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations.  Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in their assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.

Adjusted EBITDA, as used in this press release, is earnings before interest, taxes, depreciation, amortization, other non-operating income and expenses, stock-based compensation, deferred compensation plan expense, non-operational professional fees, river flooding expenses (net of insurance reimbursements) and impairment loss.  In future periods, the calculation of Adjusted EBITDA may be different than in this release.  The foregoing tables reconcile Adjusted EBITDA to operating income (loss) and net income, based upon GAAP.

Adjusted EPS, as used in this press release, is diluted earnings per share, excluding the after-tax per-share impact of loss on early retirement of debt, non-operational professional fees, non-cash tax provision impact from state tax rate change, river flooding expenses (net of insurance reimbursements) and impairment loss.  Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results.  We have chosen to provide this information to investors to enable them to perform more meaningful analyses of past, present and future operating results and as a means to evaluate the results of our core ongoing operations.  Adjusted EPS is a significant factor in the internal evaluation of total Company performance.  Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company.  In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than, or in addition to, those made in this release.  The foregoing table reconciles EPS to Adjusted EPS.

Limitations on the Use of Non-GAAP Measures

The use of Adjusted EBITDA and Adjusted EPS has certain limitations.  Our presentation of Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited.  Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA.  Each of these items should also be considered in the overall evaluation of our results.  Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.  We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP.  Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures.  Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure.  Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

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